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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT


Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 27, 2001


                           SECOND BANCORP INCORPORATED
                           ---------------------------
             (Exact name of registrant as specified in its charter)


Ohio                                0-15624                           34-1547453
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(State of incorporation)            (Commission              (IRS Employer
                                    File Number)             Identification No.)


108 Main Avenue S.W., Warren, Ohio                                    44482-1311
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(Address of principal executive offices)                              (Zip Code)

Registrant's telephone number, including area code: 330-841-0123


ITEM 5. OTHER EVENTS

On March 8, 2001, the Company issued the following press release:


                     SECOND BANCORP INCREASES DIVIDEND 6.25%

WARREN, OHIO, MARCH 8, 2001--SECOND BANCORP INCORPORATED (NASDAQ "SECD") announced that its Board of Directors has increased the Company's quarterly common stock dividend to seventeen cents ($.17) per share or an annualized sixty-eight cents ($.68). The increase will be effective for the dividend payable April 30, 2001 to shareholders of record on April 13, 2001. This represents a 6.25% increase (or one cent per share) over the dividend paid during this year's first quarter. Rick L. Blossom, President and Chief Executive Officer and Chairman Alan G. Brant, joined in stating "This action by our board maintains the Company's record of having increased its dividend every year since its incorporation in 1986. The dividend increase reflects Second Bancorp's solid franchise and our confidence in the Company's direction and earnings momentum".



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Second Bancorp is a $1.55 billion financial holding company providing a full range of commercial and consumer banking, trust, insurance and investment products and services to communities in a nine county area of Northeastern and East-Central Ohio through subsidiary Second National Bank's network of 34 retail banking centers.

Additional information about Second Bancorp and information about products and services offered by Second National Bank can be found at www.secondnationalbank.com.

CONTACT: Christopher Stanitz, Executive Vice President and Secretary, at
330.841.0234 (phone), 330.841.0489 (fax), or cstanitz@secondnationalbank.com.



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                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                                  Second Bancorp Incorporated


Date: March 27, 2001                              /s/ David L. Kellerman
                                                  -----------------------------
                                                  David L. Kellerman, Treasurer



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